The Board of Directors

Inland Real Estate Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51318) and (No. 333-51318) on Form S-3 and Form S-8, respectively, of Inland Real Estate Corporation of our report dated March 14, 2003, with respect to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Inland Real Estate Corporation.

KPMG LLP

Chicago, Illinois March 27, 2003